UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 23, 2016

NATURALNANO, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Registrant's telephone number, including area code: (727) 398-2692

13613 Gulf Boulevard

Madeira Beach, Florida 33738

(Address of principal executive offices)

763 Linden Avenue

Rochester, New York 14625

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 3.02 Unregistered Sales of Equity Securities.

Item 5.01 Change of Control of Registrant.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

NaturalNano, Inc., (OTCPK: NNAN) announced that on June 23, 2016 (the "Effective Date"), it entered into a Share Exchange Agreement (the "Exchange Agreement") with all of the shareholders of Omni Shrimp, Inc., a Florida corporation ("OMNI"), pursuant to which the shareholders exchanged with the Company all of the outstanding shares of stock of OMNI and OMNI thereupon became a wholly owned subsidiary of the Company. In consideration for the exchange of those OMNI shares, the Company issued 28,500 shares of a newly created Series E Preferred Stock of the Company (the "Series E Preferred Stock").

As a result of their ownership of the Series E Preferred Stock, the Omni shareholders acquired the right to vote 95% of the voting control of the Company. The Series E Preferred Stock is also convertible into common stock which, in the aggregate, would represent up to 95% of the outstanding common stock after the conversion. In addition, on the Effective Date, the holders of all of the Company's outstanding Series B and Series D Preferred Stock, including James Wemett, who is a director of the Company and was an officer and principal shareholder of the company prior to the effective date, as the holder of the Series D shares, surrendered those shares to the Company.

As disclosed in an Information Statement pursuant to Rule 14f filed on June 27, 2016, two of the Company's directors, Isaac Onn and Alex Ruckdaschel, resigned from those positions on June 15, 2016. Neither of the resignations was the result of any disagreement with the management of the Company.

On June 21, 2016, to fill one of the Board vacancies, Colm Wrynn was elected as a director of the Company.

On the Effective Date, James Wemett resigned as an officer of the Company and Colm Wrynn, the President of Omni became the President and Chief Executive Officer of the Company, and Daniel Stelcer, a Vice President of Omni became the Secretary and Chief Operating Officer of the Company. Mr. Wemett will resign as a director of the Company, and Mr. Stelcer will be appointed in his stead, effective as of ten (10) days after the delivery to the shareholders of the Company of an Information Statement pursuant to Rule 14f-1.

Additionally, on the Effective Date the Company entered into an Asset Purchase Agreement with James Wemett, the former President and CEO, pursuant to which Mr. Wemett acquired all right, title and interest to the existing business activities of the Company prior to that date; specifically, those activities were (i) developing and commercializing material additives based on a technology utilizing halloysite nanotubes and (ii) reselling Ebola personal protective equipment and ancillary supplies, and assumed the related liabilities. In connection with that transaction, Mr. Wemett waived all accumulated compensation due to him from the Company.

In connection with the Asset Purchase Agreement, the Company and Mr. Wemett exchanged releases, and the Company issued to Mr. Wemett a six year divisible Warrant with cashless exercise to purchase up to 2,000,000 shares of the Company's common stock at a purchase price of $0.05 per share.

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In connection with the Exchange Agreement and the disposition of the company's existing business, the company has relocated its principal offices to 13613 Gulf Boulevard, Madeira Beach, Florida 33738.

Jim Wemett, outgoing CEO of NaturalNano stated, "We are very pleased to have acquired Omni Shrimp on behalf of our shareholders. We believe this new direction will be most beneficial for all stakeholders."

Colm Wrynn, now CEO of NaturalNano commented, "We are thrilled that Omni Shrimp is now part of a public Company and look forward to our continued success and growth on behalf of the Company's shareholders as we build out our customer base and our territorial reach."

ABOUT OMNI SHRIMP

Omni Shrimp, located in Madeira Beach, Florida on the Gulf of Mexico, is a fast growing seller of wild American shrimp. It is a wholesaler of locally caught shrimp, predominantly the highly popular Key West pink variety, to large distributors in the US, who then resell the product to grocery store chains, restaurants and other retail stores in the Florida, Boston and New York markets.

ABOUT NATURALNANO, INC.

Until the acquisition of Omni, NaturalNano, Inc. located in Rochester, New York, was engaged in the development and commercialization of material additives based on proprietary nanomaterial technology utilizing Halloysite Nanotubes (HNTs). The company provided industry with additives designed to improve the processing characteristics and mechanical properties of engineering thermoplastics, and additives designed to optimize the release of active agents such as vitamins and fragrance in cosmetic products. As set forth above, NNAN has exited the foregoing lines of business.

The statements made herein referencing the Exchange Agreement, the Asset Purchase Agreement and the Series E Convertible Preferred Stock are qualified in their entirety by reference to the text of said documents, and are expressly made subject to the more complete information set forth therein. The full text of the foregoing will be attached as Exhibits to an amendment to this Current Report on Form 8-K anticipated to be filed with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

(a)

Financial Statements of Business Acquired. Financial Statements required by this item will be filed by amendment to this report no later than 71 calendar days after the date this Current Report must be filed.

(b)

Pro Forma Financial Information (Unaudited). Pro Forma Financial Information required by this item will be filed by amendment to this report no later than 71 calendar days after the date this Current Report must be filed.

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release dated June 27, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO INC.

Dated: June 29, 2016	By:	/s/ Colm Wrynn
	Name:	Colm Wrynn
	Title:	Chief Executive Officer

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